 Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3D) No. 333-159939, and in the prospectus thereto, of our report dated March 31, 2010, with respect to the financial statements of United Development Funding III, L.P., included in this Annual Report on Form 10-K as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007.

/s/ Whitley Penn LLP
Dallas, Texas
March 31, 2010